Exhibit 5.2

[Letterhead of Simpson Thacher & Bartlett LLP]

August 9, 2011

Re: Registration Statement on Form S-8 — People’s United Financial, Inc.

People’s United Financial, Inc.

850 Main Street

Bridgeport, CT 06604

Ladies and Gentlemen:

We have acted as counsel to People’s United Financial, Inc., a corporation organized under the law of the State of Delaware (the “Company”), in connection with the filing of the above-referenced registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission. The Registration Statement relates, inter alia, to the proposed offering of 416,000 shares of Common Stock, $.01 par value, of the Company, pursuant to Chittenden Corporation Deferred Compensation Plan (as amended, the “Plan”).

In connection with this opinion letter, we have (1) examined the Plan document and (ii) relied as to matters of fact upon originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and such certificates or comparable documents of officers and representatives of the Company and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein we are of the opinion that:

1. The Plan document is designed to be a “top hat plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for directors and/or for a select group of management or highly compensated employees.

2. The provisions of the Plan document comply in all material respects with the requirements of ERISA applicable to top hat plans.

2	August 9, 2011

No opinion is expressed herein as to whether (i) the Plan is being operated by the Company as a top hat plan under ERISA, or (ii) the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

We do not express any opinion herein concerning any law other than the federal law of the United States. We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP